UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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SCHEDULE 14A INFORMATION

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SILVER SPRING NETWORKS, INC.

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On September 18, 2017, Itron, Inc. (“Itron”) posted the materials below to its website related to the announcement of Itron’s entry into a definitive merger agreement with Silver Spring Networks, Inc. (“Silver Spring”), pursuant to which Itron has agreed to acquire all of the outstanding shares of Silver Spring for $16.25 per share in cash.

Frequently Asked Questions

	QUESTION	ANSWER
GENERAL
1.	What was announced?	•	On September 18, 2017, Itron announced that it has signed a definitive agreement for Itron to acquire all outstanding shares of Silver Spring for $16.25 per share in cash.
		•	The transaction is valued at approximately $830 million, net of $118 million of Silver Spring’s cash. This represents a premium of 25 percent to Silver Spring’s closing share price on September 15, 2017, the last trading day prior to the announcement of the transaction.
		•	The acquisition combines a world-leader in electricity, gas, water and smart cities solutions with a leading provider of critical infrastructure, smart city/IoT solutions and networking technology.
2.	What is the strategic rationale for Itron to acquire Silver Spring Networks?	This acquisition:
		•	Advances our strategy to deliver value-added services and outcomes- based solutions.
		•	Enhances our capabilities to increase the efficiency of our customers.
		•	Increases the pace of growth and innovation for our industry and the industrial IoT/smart cities sectors.
		•	Strengthens our position as a leading partner to utilities and cities.
		•	Provides an opportunity to benefit from cost and revenue synergies.
3.	What kind of synergies do you see between Silver Spring Networks and Itron?	•	We anticipate approximately $50 million in annualized cost synergies to be substantially realized within three years of completing the transaction by optimizing combined operations and expenses.
		•	The transaction also creates the potential for additional revenue synergy.
4.	Why did you decide to make this acquisition now?	•	Itron’s acquisition of Silver Spring Networks comes at a time when industry dynamics are changing: utilities and cities want to invest in IoT and connectivity to modernize critical infrastructure, enhance services and provide new opportunities.
		•	Given our improvements in operational efficiencies and cashflow, we have both the financial capacity and the operational capability to carry out acquisitions, such as this one, that align with our corporate strategy, growth goals and financial objectives.
		•	This also expands access to the growing market for smart cities and IoT, and positions the combined company to compete against recent market entrants.
5.	Was Silver Spring Networks for sale or did you approach them to sell?	•	We are not able to comment on the nature of the negotiations at this time.
		•	We believe we have reached an agreement that provides the ideal path forward for both companies.
		•	The acquisition has been unanimously approved by the Board of Directors of both companies.

	QUESTION	ANSWER
6.	You have competed in the past. How do you come together?	•	The acquisition is subject to customary closing conditions, including regulatory approvals and United States antitrust approval, as well as Silver Spring Networks shareholder approval.
		•	We believe that we are better together due to our complementary technology, resources and expertise—as well as our commitment to open standards such as Wi-SUN.
		•	By integrating Silver Spring Networks’ solutions into Itron’s broad portfolio, industry knowledge, financial stability and service offerings, we will create additional value and enhance our ability to support our customers at scale.
		•	The result is a company that is better together and better equipped to provide industry leading solutions that will deliver more value to our combined installed base.
7.	Your companies appear to have very different cultures, how do you bring them together?	•	Both companies share a similar purpose and mission, and both companies build strong relationships between employees, customers, partners and other stakeholders.
		•	In early discussions between the leaders of the companies, we see a shared commitment across employees to have a purpose-driven career and do work that improves our communities and our world.
8.	What does the combined company look like?	•	Together, Itron and Silver Spring Networks will be a leading partner to utilities and cities. This acquisition enhances our ability deploy new technology and outcomes-based solutions at scale, deliver increasing value to our customers, and accelerate innovation.
		•	Combined, the company will have deployed over 90 million smart endpoints.
		•	We have an integration team in place that is planning for a successful transition for stakeholders of both companies.
9.	How will Silver Spring Networks’ technology integrate with Itron’s technology?	•	Itron’s and Silver Spring Networks’ technologies are complementary and together create a broader, more robust end-to-end solution for customers.
		•	Itron expects to take the best of both companies’ complementary technologies to provide streamlined solutions on a standards-based platform.
		•	We have an integration team in place that is planning for a successful transition for stakeholders of both companies.
10.	What does the path look like to close this transaction?	•	The acquisition has been unanimously approved by the Board of Directors of both companies.
		•	The acquisition is subject to customary closing conditions, including regulatory approvals and United States antitrust approval, as well as Silver Spring Networks shareholder approval.
		•	The transaction is expected to close in late 2017 or early 2018.
11.	How will Silver Spring Networks be integrated— as a fully integrated part of Itron’s business or as a standalone entity?	•	Upon closure of the transaction, Silver Spring Networks and Itron will become one company.
		•	The Itron company brand will not change and will be the single ongoing, company level brand. Product and service branding used underneath this company brand will be reviewed as part of integrating the two companies.
		•	Any changes will be communicated appropriately. Until such time, existing branding remains in place.
12.	Is there risk the transaction won’t close?	•	The acquisition has been unanimously approved by the Board of Directors of both companies.

Sept. 18, 2017 Page 2 of 4

	QUESTION	ANSWER
		•	The acquisition is subject to customary closing conditions, including regulatory approvals and United States antitrust approval, as well as Silver Spring Networks shareholder approval.
		•	The transaction is expected to close in late 2017 or early 2018.
13.	Who do I contact for more information?	•	We will provide updates on important developments as more information becomes available. Please visit www.itron.com and investors.itron.com for more information.
•

For additional information or if you any questions, please contact:

•    Investors: Investors@itron.com

•    Media/Industry Analysts: Itron Press Contacts

•    Customers/Partners: Your partner or sales representative

		•	Employees: Your manager or HR representative
INVESTORS
14.	How was the transaction valued?	•	Itron agreed to acquire all outstanding shares of Silver Spring for $16.25 per share in cash.
		•	The transaction is valued at approximately $830 million, net of $118 million of Silver Spring’s cash.
		•	This represents a premium of 25 percent to Silver Spring’s closing share price on September 15, 2017, the last trading day prior to the announcement of the transaction.
15.	What are the opportunities to grow?	•	We are envisioning new, cross-selling opportunities for software and services-based offerings, as well as devices and smart city/IoT technology.
		•	In addition, with this acquisition, Itron will be well positioned to deliver new applications and be more competitive with large multinationals in the increasingly attractive energy and water IoT and big data industries.
16.	What stage of the growth cycle is the IoT segment in?	•	The acquisition of Silver Spring brings additional capabilities to our offerings while advancing our strategy to deliver outcomes-based solutions to our customers
		•	The ~$470 billion IoT opportunity is the early stages of adoption with rapid growth projected.
		•	This ability to converge complementary technologies and additional investment to new services and solutions strengthens Itron’s ability to compete with new entrants coming to an increasingly attractive IoT space.
17.	How interconnected are the two companies’ segments?	•	The companies’ electricity offerings are highly complementary and their IoT solutions are highly complementary with limited overlap.
18.	How has Silver Spring’s business performed over time?	•	Silver Spring has demonstrated 15+ years of technology and innovation investments with over 26.7 million endpoints and ~$1 billion in backlog as of June 30, 2017.
		•	From 2014 to 2016 Silver Spring’s managed services and SaaS billings have seen a 17% CAGR, reflecting strong investment in new services.
		•	By converging complementary technologies, reducing overlapping activities and optimizing operations and costs as a larger company with scale, we anticipate this transaction to be accretive to our margins in year two following the close of the transaction.
19.	What is the timeline for realization of cost synergies?	•	We anticipate run-rate cost synergies of over $50 million to begin to be realized after the first full year after closing and to be substantially fully achieved by the third anniversary of deal closing through reductions in combined cost.

Sept. 18, 2017 Page 3 of 4

	QUESTION	ANSWER
20.	What is the non-GAAP EPS impact?	•	The transaction is expected to close at the end of 2017 or early 2018.
		•	The transaction is expected to be accretive to non-GAAP EPS in the year two after completion of the transaction.
		•	The company will update its financial guidance when the transaction closes.
		•	The company has no update to its prior guidance for 2017 at this time.
21.	How is the transaction being financed?	•	The transaction is financed through cash and $750 million in new incremental debt.
22.	What is the pro forma leverage?	•	Initial closing leverage of 3.2x LTM adjusted EBITDA after synergies, and expected to de-lever to below 2.0x within 24 months.
23.	What kind of revenue growth opportunities do you see as a combined company?	•	We are envisioning new, cross-selling opportunities for software and services-based offerings, as well as devices and smart city/IoT technology.
		•	With this acquisition, Itron will be well positioned to deliver new applications and be more competitive with new entrants in the increasingly attractive energy and water IoT and big data industries.
24.	What is Itron’s strategy for software and services going forward? Does this support that strategy?	•	This acquisition supports Itron’s stated strategy to provide customers with more value-added, outcomes-based solutions.
		•	Our stated goal is to grow software and services revenue to ~$500 million, with about half of this growth to be organic and the other half through acquisitions, such as Comverge and Silver Spring.
		•	In 2016, more than 20% of Silver Spring’s revenue came from managed services and SaaS solutions for a total of $65 million.
		•	Combined with Itron’s services business approaching $200 million, this acquisition moves us closer to our goal.
25.	How does this affect the path to mid-teens EBITDA target you have laid out?	•	This acquisition supports Itron’s mid-teens adjusted EBITDA margin target.
		•	A benefit of this acquisition is the capability to increase investment in high value, outcomes-based software and services, which are accretive to our current gross margin.
		•	Growing our business in the outcomes-based services segment is a lever to increase our long-term EBITDA margins beyond mid-teens.
26.	How will you report financial metrics for the combined company considering there are several metrics, especially billings and EBITDA, that you calculate differently?	•	We will report consolidated results under U.S. GAAP and Itron’s established reporting conventions for additional non-GAAP measures.
		•	Some examples of changes are: keeping stock-based compensation costs in operating income (which Silver Spring currently excludes); GAAP revenue versus billings; and backlog conforming to Itron’s practices.

Sept. 18, 2017 Page 4 of 4

Itron

Silver Spring NETWORKS

Itron to Acquire Silver Spring Networks

Bringing together these companies accelerates our strategy to provide value-added services and outcomes-based solutions, enhances our ability to increase efficiency for our customers, and combines technology and expertise to accelerate growth and innovation.

DRIVERS OF SUCCESS

- TRUSTED PARTNER TO UTILITIES & CITIES
- COMPLEMENTARY TECHNOLOGY
- INCREASING CUSTOMER VALUE
- ACCELERATING INNOVATION + GROWTH

BETTER TOGETHER: COMPLEMENTARY TECHNOLOGY + SERVICES


Open-standards networking
Metering & sensing devices
Robust partner ecosystem
Distribution automation
Industrial IoT applications
Combined utility & smart city deployments
Distributed energy management

BY THE NUMBERS (COMBINED COMPANY)[1]

- **>90 MILLION** SMART ENDPOINTS DEPLOYED
- **~$50 MILLION** OF COST SYNERGIES
- **$470 BILLION** IOT MARKET OPPORTUNITY

[1] Itron management analysis, 2017.

CREATING A MORE **RESOURCEFUL WORLD**

North America CHANGE Careees Investors ltron Acces Support Contact us Industries Technology Services Partners Newsroom Events About Itron Utilitiy Week Join us Oct. 13-20 in Houston to explore new frontiers, industry-leading technology, insight and services. Learn more Press Releases 13-Sep-2017 ltron Ranked Number One in Navigant Demand Response Leaderboard 02-Aug-2017 ltron Announces Second Quarter 2017 Financial Results 06-Jun-2017 ltron Expands Smart Island Project in Tonga to Improve Water Efficiency Using Shared Network Itron to Acquire Silver Spring Networks Better together. On September 18,2017 Itron announced that it has signed a definitive agreement to acquire silver spring networks. The acquisition combines a world-leader in electricity,gas,water and smart cities solutions with a leading provider of critical infrastructure, networking technology, and smart city and IoT solutions. Learn more> ltron,Inc.@ltronlnc • Sep 18 ltron & @silverspringnet combine top talent, tech & data domain expertise to drive greater innovation... https://t.co/YkWYKMZwrY Debra Coy @coy_debra • Sep 18 Beyond #smartgrid: Pricey move by @ltronlnc into #loT & #smartcities with acquisition of @silverspringnet at $830M.... https://t.co/RII7UJPSYA
Ryan Schmidt @rasca7 • Sep 18 Big news on the smart grid/smart city front: @ltronlnc acquires @silverspringnet! https://t.co/ST9npOzAYe What We Do Water Every. last. Drop. See how solutions from ltron can help you detect leaks, manage pressure, encourage conservation and make the most of your water resources Electricity Discover the Active Grid innovative technology for new energy challenges and our proven electricity solutions from the meter all the way to the back office. Gas learn how solutions from ltron move beyond meter reading to deliver active gas distribution management. From communication modules and regulators to AMI, our solutions optimize operations and enhance safety Smart Cities Smarter cities lead to more vibrant communities. learn how ltron is building the foundation and helping cities be more efficient than ever. Internet of Things See how ltron is using active intelligence to revolutionize energy and water resourcefulness, balance renewables,create greater system awareness, and connect the Internet of Things. Redefining demand response and energy efficiency Optimized grid performance. Increased reliability . improved customer engagement. With the recent acquisition of comverge. Itron now delivers leading distributed energy management and energy efficiency solution to electric efficiency solution to electric utilities. From dynamic pricing and load control to integrating distributed energy resources , Itron has the technology you need to operate more efficiently and effective than ever . Learn about distributed energy management Moving from Smart to Active Efficient, modernized infrastructure.Reliable, safer systems. Smarter,connected cities and consumers. Less waste. Collecting more data from a smart grid won’t address challenges like these. We need to create a distribution network that adapts and reacts to changing conditions in realtime-one with the intelligence to do what it can, when it needs to,and to know when it needs help from the back office. We need to move from smart to active. Read More > Welcome to the active grid Navigantresearch: itron, with openway riva, is the industry leader in field area networking “ itron has differentiated itself from many competitors through its innovative openway riva solution. Strong partner relationships and a sustainable business model,” said Richelle Elberg, principal research analyst at Navigant research and co-author of the report. Access the full Navigant research leaderboard report> 2017 itron inc. all right reserved . Terms and conditions Privacy policy Sitemap Join the conversation

North America change careers Investors Itron Access support Contact us Industries Technology Services Partners Newsroom Events About Itron to Acquire Silver Spring Networks Better together. Accelerating Innovation and Growth for Smart Grid and Smart City Solutions On September 18,2017 Itron announced that it has signed a definitive agreement to acquire Silver Spring Networks. The acquisition combines aworld-leader in electricity, gas, water and smart cities solutions with a leading provider of critical infrastructure, networking technology, and smart city and loT solutions. Press Release Read what was announced in our joint press release. ViewPR > At a Glance Get high-level overview of what this announcement means. Download the Infographic You’ve Got Questions We have answers.Download this consolidated FAQ with questions related to the announcement. Download the FAQ >
Investor Materials We conducted an investor webcast shortly after the announcement-check out materials from that webcast here.
Download the Presentation > SEC Filings View the latest SEC filings about this announcement. SEC Filings > ©2017 Itron
Inc.All rights reserved. Terms and Conditions Privacy Policy Sitemap Join the conversation:

Cautionary Statement Regarding Forward-Looking Statements

Statements in this communication that are not historical facts, including statements about beliefs, plans and expectations are forward-looking statements. Statements that include words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “potential,” “continue,” “goals,” “targets” and variations of these words (or negatives of these words) or similar expressions of a future or forward-looking nature identify forward-looking statements. In addition, any statements that refer to projections or other characterizations of future events or circumstances, including any underlying assumptions are forward-looking statements. Forward-looking statements are based on current expectations and are subject to a number of risks, factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Important factors and uncertainties that could cause actual results to differ materially from those described in these forward-looking statements include, without limitation: the risk that Silver Spring’s stockholders do not approve the transaction; uncertainties as to the timing of the transaction; the possibility that the parties may be unable to achieve expected synergies and operating efficiencies in the merger within the expected timeframes or at all and to successfully integrate Silver Spring’s operations into those of Itron; such integration may be more difficult, time-consuming or costly than expected; revenues following the transaction may be lower than expected; operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) may be greater than expected following the transaction; the retention of certain key employees at Silver Spring; risks associated with the disruption of management’s attention from ongoing business operations due to the transaction; the conditions to the completion of the transaction may not be satisfied, or the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; the parties’ ability to meet expectations regarding the timing, completion and accounting and tax treatments of the merger; the impact of indebtedness incurred by Itron in connection with the transaction and the potential impact on the rating of indebtedness of Itron; legal proceedings that may be instituted against Itron or Silver Spring and others following announcement of the proposed transaction; the effects of the business combination of Itron and Silver Spring, including the combined company’s future financial condition, operating results, strategy and plans; other factors detailed in Silver Spring’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”) for the fiscal year ended December 31, 2016 and Silver Spring’s Quarterly Report on Form 10-Q filed with the SEC on August 9, 2017, which are available at http://www.sec.gov and on Silver Spring’s website at www.ssni.com; and other factors discussed in Itron’s Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2016 and Itron’s other filings with the SEC, which are available at http://www.sec.gov and on Itron’s website at www.itron.com. Itron and Silver Spring assume no obligation to update the information in this communication, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

Important Additional Information and Where to Find It

This communication relates to the proposed merger transaction in which Itron will acquire Silver Spring. In connection with the proposed transaction, Itron and Silver Spring intend to file relevant materials with the SEC, including Silver Spring’s proxy statement on Schedule 14A. This communication does not constitute a solicitation of a proxy, an offer to purchase or a solicitation of an offer to sell any securities and is not a substitute for the proxy statement or any other document that Silver Spring may file with the SEC or send to its stockholders. Following the filing of the definitive proxy statement with the SEC, Silver Spring will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the Silver Spring special meeting relating to the proposed transaction. INVESTORS AND SECURITY HOLDERS OF SILVER SPRING ARE URGED TO CAREFULLY READ THE PROXY STATEMENT AND THESE OTHER MATERIALS IN THEIR ENTIRETY (INCLUDING ANY

AMENDMENTS OR SUPPLEMENTS THERETO) WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ITRON, SILVER SPRING AND THE PROPOSED TRANSACTION. The proxy statement and other documents filed by Silver Spring with the SEC may be obtained free of charge at Silver Spring’s website www.ssni.com or at the SEC’s website at www.sec.gov. These documents may also be obtained free of charge from Silver Spring by requesting them by mail at Silver Spring, 230 West Tasman Drive, San Jose, California 95134, Attention: Investor Relations, or by telephone at Silver Spring (669) 770-4333. The documents filed by Itron with the SEC may be obtained free of charge at Itron’s website at www.itron.com or at the SEC’s website at www.sec.gov. These documents may also be obtained free of charge from Itron by requesting them by mail at 2111 N Molter Road, Liberty Lake, Washington 99019, Attention: Investor Relations, or by telephone at (509) 891-3283.

Certain Participants in the Solicitation

Itron, Silver Spring and certain of their directors, officers and employees may be deemed to be participants in the solicitation of proxies from the stockholders of Silver Spring in connection with the proposed transaction. Information about the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of Silver Spring’s stockholders in connection with the proposed transaction, and any direct or indirect interests, by security holdings or otherwise, they have in the proposed transaction, will be set forth in Silver Spring’s definitive proxy statement when it is filed with the SEC. Information regarding Silver Spring’s directors and executive officers and their ownership of Silver Spring’s securities is set forth in the definitive proxy statement for Silver Spring’s 2017 Annual Meeting of Stockholders, which was filed with the SEC on April 14, 2017, and its Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2016, which was filed with the SEC on March 10, 2017. To the extent holdings of such participants in Silver Spring’s securities are not reported, or have changed since the amounts described in the proxy statement for the 2017 Annual Meeting of Stockholders, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding the interests of such individuals in the proposed transaction will be included in the proxy statement relating to such acquisition when it is filed with the SEC. These documents may be obtained free of charge at the SEC’s website at www.sec.gov.